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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
August 23, 2000

                Anker Receives Term Loan Commitment from Foothill

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it has received a commitment letter from Foothill Capital Corporation ("Foothill") to provide a supplemental term loan in the amount of $6.3 million. Bruce Sparks, President of the Company, stated that "he is very pleased with Foothill's commitment to provide this supplemental facility and their continuing cooperation with the Company as it implements its business plan and works to improve its financial performance."

         The supplemental term loan will be provided under the Company's existing credit facility with Foothill and others, and will not increase the maximum borrowing amount of $55 million under that facility. The supplemental term loan will be amortized over a period of three years and will be payable in thirty-six monthly installments beginning January 1, 2001. It will bear interest at the same rate as the Company's existing term loan and will be secured by the same collateral securing the Company's senior credit facility. The supplemental term loan will be closed on or before September 29, 2000, and will be used to fund in part the interest payment due on October 1, 2000 under the Company's senior secured notes. Closing of the supplemental term loan is subject to conditions contained in Foothill's commitment letter, including execution of satisfactory documentation, excess availability of at least the amount of the supplemental term loan, and other customary closing conditions.

         In light of the Company's receipt of the commitment letter for the supplemental term loan, the Company has determined not to exercise its option to sell additional senior secured notes to WLR Recovery Fund L.P. (successor to Rothschild Recovery Fund, L.P.).

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.